Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-176829

O’REILLY AUTOMOTIVE, INC.

$300,000,000 4.625% Senior Notes due 2021

September 14, 2011

Term Sheet

Issuer	O’Reilly Automotive, Inc.

Guarantors	O’Reilly Automotive Stores, Inc., Ozark Automotive Distributors, Inc., Greene County Realty Co., O’Reilly II Aviation Corporation, Ozark Services, Inc., Ozark Purchasing, LLC, CSK Auto Corporation, CSK Auto, Inc., CSKAUTO.COM, Inc., OC Holding Company, LLC

Description of Security	4.625% Senior Notes due 2021

Security Type	Senior Notes

Legal Format	SEC Registered

Ratings*	Baa3 (Moody’s) / BBB- (S&P)

Settlement Date	September 19, 2011

Principal Amount	$300,000,000

Maturity Date	September 15, 2021

Issue Price	99.826% of principal amount

Coupon	4.625%

Benchmark Treasury	2.125% due August 15, 2021

Spread to Benchmark Treasury	262.5 basis points

Treasury Strike	100-29+; 2.022%

Yield to Maturity	4.647%

Interest Payment Dates	Semi-annually on March 15 and September 15, commencing on March 15, 2012

Optional Redemption	Prior to June 15, 2021, redeemable, in whole, at any time, or in part, from time to time, at the Company’s option upon not less than 30 nor more than 60 days’ notice at a redemption price, plus accrued and unpaid interest to, but not including, the redemption date, equal to the greater of (1) 100% of the principal amount thereof, or (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 40 basis points.

On or after June 15, 2021, redeemable, in whole at any time or in part from time to time, at the Company’s option upon not less than 30 nor more than 60 days’ notice at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest to, but not including, the redemption date

Joint Bookrunning Managers	Merrill Lynch, Pierce, Fenner & Smith Incorporated

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

U.S. Bancorp Investments, Inc.

Co-Managers	BB&T Capital Markets, a division of Scott & Stringfellow, LLC Fifth Third Securities, Inc. Banco Bilbao Vizcaya Argentaria, S.A. Capital One Southcoast, Inc.

CUSIP Number	67103H AB3

ISIN	US67103HAB33

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for this offering to which this communication relates. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Merrill Lynch, Pierce, Fenner & Smith Incorporated by calling 1-800-294-1322 and from J.P. Morgan Securities LLC by calling (collect) 212-834-4533.

Term Sheet dated September 14, 2011 to the Preliminary Prospectus dated September 14, 2011 of O’Reilly Automotive, Inc. This Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus. The information in this Term Sheet supplements the Preliminary Prospectus and supersedes the information in the Preliminary Prospectus to the extent it is inconsistent with the information in the Preliminary Prospectus. Capitalized terms used in this Term Sheet but not defined have the meanings given them in the Preliminary Prospectus. Financial information presented in the Preliminary Prospectus is deemed to have changed to the extent affected by the changes described herein.